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                                                                     Exhibit 12
                  Baxter International Inc. and Subsidiaries

         Exhibit 12--Computation of Ratio of Earnings to Fixed Charges
                    (unaudited--in millions, except ratios)

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
                                                                      2002    2001    2000    1999  1998
Years ended December 31,                                              (B)     (B)     (B)           (B)
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
Income from continuing operations
   before income taxes and cumulative
   effect of accounting change                                      $1,397    $979  $  970  $1,085  $521
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Fixed charges
   Interest costs                                                      100     129     134     122   151
   Estimated interest in rentals (A)                                    46      36      32      29    26
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Fixed charges as defined                                               146     165     166     151   177
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Adjustments to income
   Interest costs capitalized                                          (30)    (22)    (14)    (10)   (4)
   Losses of less than majority owned affiliates, net of dividends      (1)     (1)     (2)     (2)   --
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   Income as adjusted                                               $1,512  $1,121  $1,120  $1,224  $694
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Ratio of earnings to fixed charges                                   10.36    6.79    6.75    8.11  3.92
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(A) Represents the estimated interest portion of rents.
(B) Excluding the following special charges, the ratio of earnings to fixed charges was 11.65, 9.64, 8.47 and 6.27 in 2002, 2001, 2000 and 1998,
    respectively.
2002:   $189 million charge for in-process research and development and other special charges.
2001:   $280 million charge for in-process research and development and other special charges, $189 million charge relating to discontinuing the A,
        AF and AX series dialyzers.
2000:   $286 million charge for in-process research and development and other special charges.
1998:   $116 million in-process research and development charge, $178 million net litigation charge, $122 million exit and reorganization costs charge.